[Evergreen logo]

December 7, 2006

Evergreen Investments Announces Changes to Its Mutual Fund Product Line

BOSTON– Evergreen Investments announced today the Board of Trustees of the Evergreen Funds approved the following proposals:

  Merger of Evergreen Large Cap Value Fund (EILAX) into Evergreen Intrinsic Value Fund (EIVAX)
  Merger of Evergreen Florida Municipal Bond Fund (EFMAX) into Evergreen Municipal Bond Fund (EKEAX)
  Strategy, investment objective and name change of Evergreen Florida High Income Municipal Bond Fund (EFHAX) to Evergreen High Income Municipal Bond Fund

The Board has determined each of the proposals to be in the best interests of shareholders.  The two merger proposals are subject to a shareholder vote at a meeting to be held May 21, 2007, at Evergreen’s offices, 200 Berkeley St, Boston, MA  02116.  Proxy materials will be mailed to shareholders of record as of February 28, 2007.  If approved, the mergers of both funds will be effective May 28, 2007.

Evergreen will notify shareholders of record of Evergreen Florida High Income Municipal Bond Fund at least 60 days in advance of the effective date of the changes to the fund, expected to be effective on or about March 1, 2007.

Evergreen recommended and the Board approved the merger of Evergreen Large Cap Value Fund into Evergreen Intrinsic Value Fund.  The funds have similar investment objectives and invest in a similar universe of large cap value stocks.   Metropolitan West Capital Management, a majority-owned subsidiary of Evergreen, will continue to manage the Evergreen Intrinsic Value Fund

- More -

following the merger, leveraging its long-term experience in the large cap value investing to the benefit of current shareholders.  Evergreen Intrinsic Value Fund shareholders will benefit from gaining greater scale, providing the management team with greater flexibility and a potential for a lower total expense ratio.

Also approved is a recommendation to merge Evergreen Florida Municipal Bond Fund into Evergreen Municipal Bond Fund.  The Florida state legislature voted, effective January 1, 2007, to eliminate that state’s Intangibles Tax.  Previously, all Florida residents who owned, managed or controlled non-exempt intangible assets as of January 1 of a calendar year would be subject to a $0.50 tax per one thousand dollars of value on stocks, bonds, notes, and other intangible personal property for that year.  In light of the removal of this state tax incentive to invest in the fund, Evergreen believes it is in the shareholders’ best interests to merge the Fund into a national municipal bond fund.  Mathew Kiselak is the portfolio manager of the Evergreen Municipal Bond Fund.

Existing shareholders in the merging funds will be moved to the corresponding share class of the surviving funds for both Evergreen Intrinsic Value Fund and Evergreen Municipal Bond Fund (classes A, B, C and I).

Evergreen has received approval from the Board to change the name, investment objective and strategy of Evergreen Florida High Income Municipal Bond Fund.  In light of the repeal of the Florida Intangibles Tax described above, the Fund will become a national municipal high yield bond fund, called Evergreen High Income Municipal Bond Fund.  The renamed Fund will invest in municipal securities that are exempt from federal income tax, other than the alternative minimum tax, as part of a long-term strategy of achieving tax-advantaged total return.  The Fund’s strategy will no longer focus the Fund’s municipal bond investments in the State of Florida.  Richard Marrone will continue to manage the Fund and lead the Evergreen Municipal Bond team.

The Fund’s investment strategy will also be revised to reflect the change by the Florida state

- More -

legislature.  Going forward, the Fund will normally invest at least 80 percent of its assets in municipal securities that are exempt from federal income tax, other than the alternative minimum tax.  The Fund may also invest up to 20 percent of its assets in high quality short-term obligations, which may include taxable securities.  Under normal market conditions, the Fund invests primarily in municipal bonds with the potential of earning high income which have been given at the time of purchase medium and lower ratings by a nationally recognized statistical ratings organization and unrated securities which are determined by the Fund’s portfolio manager to be of comparable quality.  The Fund will not invest in securities that are in default.

Shareholders should contact their financial advisor or tax professional for tax advice.

An investor should consider the funds’ investment objectives, risks, charges and expenses carefully before investing or sending money.  This and other important information about the investment company can be found in the funds’ prospectus.  To obtain a prospectus, please contact your financial advisor or go to EvergreenInvestments.com.  Read the prospectus carefully before investing.

Value-based investments are subject to the risk that the broad market may not recognize their intrinsic value.  Since the fund tends to invest in a smaller number of stocks than many similar mutual funds, changes in the value of individual stocks may have a larger impact on its net asset value than such fluctuations would if the fund were more broadly invested.  The return of principal is not guaranteed due to fluctuation in the fund's NAV caused by changes in the price of individual bonds held by the fund and the buying and selling of bonds by the fund.  Bond funds have the same inflation, interest rate and credit risks as individual bonds.  Generally, the value of bond funds rise when prevailing interest rates fall, and fall when interest rates rise.  High yield, lower-rated bonds may contain more risk due to the increased possibility of default.  Derivatives involve additional risks including interest rate risk, credit risk, the risk of improper valuation and the risk of non-correlation to the relevant instruments they are designed to hedge or to closely track.  The funds' yields will fluctuate and there can be no guarantee that the funds will achieve their objective or any particular tax-exempt yield. Income may be subject to federal alternative minimum tax as well as local income taxes.

Mutual funds are not insured by the FDIC or any other government agency, are not issued or guaranteed by any bank, and may lose value.

Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. 200 Berkeley Street, Boston, MA 02116.

- More -

About Evergreen Investments

Evergreen Investments is the brand name under which Wachovia Corporation (NYSE:WB) conducts its investment management business. Wachovia Global Asset Management is the brand name under which Evergreen Investments conducts sales and distribution business outside of the United States. Combined, the groups serve more than four million individual and institutional investors through a broad range of investment products.  Led by 300 investment professionals, Evergreen Investments strives to meet client investment objectives through disciplined, team-based asset management.  Evergreen Investments manages approximately $258 billion in assets (as of September 30, 2006).  Please visit EvergreenInvestments.com for more information about Evergreen Investments.

- End -